Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333-216450, 333-230047, 333-236802, 333-248136 and 333-258527) on Form S-3 and the Registration Statements (Nos. 333-205334, 333-211887, 333-216448, 333-223435, 333-225291, 333-226046, 333-228217, 333-240377 and 333-257068) on Form S-8 of SeaSpine Holdings Corporation, of our reports dated March 14, 2022, relating to the consolidated financial statements, the financial statement schedule and the effectiveness of internal control over financial reporting of SeaSpine Holdings Corporation, appearing in this Annual Report on Form 10-K of SeaSpine Holdings Corporation for the year ended December 31, 2021.

/s/ RSM US LLP

Los Angeles, California
March 14, 2022